Exhibit 99.1

Press Release

Nuance Announces Proposed $550 Million Offering of Senior Convertible Debentures due 2035

Proceeds to be Used to Pay Down Term Loan and Repurchase Approximately $200 Million of Nuance Shares

BURLINGTON, Mass., November 30, 2015 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced its intention to offer, subject to market conditions and other factors, $550 million aggregate principal amount of senior convertible debentures due 2035 (the “Debentures”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Nuance also expects to grant the initial purchasers of the Debentures a 13-day option to purchase up to an additional $82.5 million aggregate principal amount of the Debentures to cover over-allotments, if any.

The Debentures will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of the Debentures and, with respect to any excess conversion value, cash or shares of Nuance common stock or a combination thereof, at Nuance’s election. The terms of the Debentures, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Nuance and the initial purchasers of the Debentures.

Nuance intends to use approximately $472 million of the net proceeds from this offering to repay all outstanding term loans under its existing senior credit facility. Nuance intends to use cash on hand and remaining net proceeds to repurchase approximately $200 million of shares of its common stock concurrently with the pricing of the Debentures in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as Nuance’s agent, subject to availability, and to repurchase or refinance other existing debt.

The Debentures will be sold to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the Debentures nor the shares of Nuance’s common stock issuable upon conversion of the Debentures, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

© 2015 Nuance Communications, Inc. All rights reserved.

About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

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Contact Information

For Press and Investors

Richard Mack

Nuance Communications, Inc.

Tel: 781-565-5000

Email: richard.mack@nuance.com

© 2015 Nuance Communications, Inc. All rights reserved.